EXHIBIT 99.1
Element Solutions Inc
Announces 2023 First Quarter Financial Results

•Net sales of $574 million, a decrease of 16% from the first quarter last year on a reported basis or a decrease of 7% on an organic basis
•GAAP diluted EPS of $0.18, compared to $0.23 in the same period last year
•Reported net income of $43 million, as compared to $56 million in the same period last year
•Adjusted EPS of $0.30 as compared to $0.38 in the same period last year
•Adjusted EBITDA of $112 million, a decrease of 18% from the first quarter last year on a constant currency basis
•First quarter 2023 cash from operating activities of $54 million and free cash flow of $45 million
Miami, Fla., April 26, 2023 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three months ended March 31, 2023.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich said, "Element Solutions delivered on its financial commitments with sequential adjusted EBITDA growth in the first quarter of 2023 despite worse end-markets than expected. Demand in the first quarter reflected a continuation of weakness in the smartphone and broader electronics supply chain at the end of 2022. Activity in China, both in our Electronics and our Industrial businesses, did not recover exiting lunar New Year and following COVID-related lockdowns as anticipated at the outset of 2023. Nonetheless, we continued to gain traction on our key breakthrough strategic objectives and to grow our sales pipeline. I am pleased with how our team is executing against what remains a difficult backdrop.”

Mr. Gliklich continued, “We do not expect a material sequential improvement in our end-markets in the second quarter; however, we do expect sequential earnings growth. Our guidance for adjusted EBITDA in the second quarter is approximately $120 million which includes a benefit from more selling days and modest sequential gross profit margin expansion due to certain ongoing pricing activity, commercial execution and raw material deflation. A second half recovery, albeit off a lower first half level, appears increasingly likely based on our ongoing customer and industry interactions. On this basis, we expect full year 2023 adjusted EBITDA at the lower end of our prior guidance range. In the meantime, we are managing our portfolio to preserve profitability and generate strong free cash flow without undermining our ability to disproportionately benefit from the inevitable recovery in our end-markets.”
First Quarter 2023 Highlights (compared with first quarter 2022)
•Net sales on a reported basis for the first quarter of 2023 were $574 million, a decrease of 16% over the first quarter of 2022. Organic net sales decreased 7%.
◦Electronics: Net sales decreased 23% to $340 million. Organic net sales decreased 11%.
◦Industrial & Specialty: Net sales decreased 2% to $235 million. Organic net sales increased 2%.
•First quarter of 2023 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.18 for the first quarter of 2023 as compared to $0.23 for the first quarter of 2022.
◦Adjusted EPS was $0.30, as compared to $0.38 for the same period last year.
•Reported net income was $43 million for the first quarter of 2023 as compared to $56 million for the first quarter of 2022.
•Adjusted EBITDA for the first quarter of 2023 was $112 million, a decrease of 22%. On a constant currency basis, adjusted EBITDA decreased 18%.
◦Electronics: Adjusted EBITDA was $73 million, a decrease of 28%. On a constant currency basis, adjusted EBITDA decreased 23%.

◦Industrial & Specialty: Adjusted EBITDA was $40 million, a decrease of 10%. On a constant currency basis, adjusted EBITDA decreased 5%.
◦Adjusted EBITDA margin decreased 180 basis points to 19.5% on a reported basis. On a constant currency basis, adjusted EBITDA margin decreased 150 basis points.
•Net debt to adjusted EBITDA ratio of 3.3x on a trailing twelve month basis.
Updated 2023 Guidance
The Company expects second quarter 2023 adjusted EBITDA of approximately $120 million. For the full-year 2023, the Company now expects adjusted EBITDA to be at the lower end of its prior guidance range of $510 million to $530 million. For 2023, the Company expects adjusted EPS of approximately $1.40 and free cash flow of approximately $275 million.
Recent Developments
Films Business and Product Line Realignment - In the first quarter of 2023, the Company transferred operational responsibility of its Films business from its Graphics Solutions business within its Industrial & Specialty segment to its Circuitry Solutions business in its Electronics segment. In addition, the Company transferred certain product lines between its Assembly Solutions business and its Semiconductor Solutions business, both of which are part of its Electronics segment, to align more closely with its current business structure. Historical information has been reclassified to reflect these changes for all periods presented in this release and the other financial information provided today.
Interest Rate Swaps and Cross-Currency Swaps - In March 2023, the Company terminated and replaced $360 million of its interest rate swaps and cross-currency swaps with swaps that extended the initial maturity by two years, helping to mitigate future interest rate risk.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2023 first quarter financial results at 8:30 a.m. (Eastern Time) on Thursday, April 27, 2023. Participants on the call will include President and Chief Executive Officer Benjamin Gliklich, Chief Financial Officer Carey J. Dorman and Executive Chairman Sir Martin E. Franklin.
To listen to the call by telephone, please dial 888-510-2346 (domestic) or 646-960-0111 (international) and provide the Conference ID: 3799230. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding sequential end-markets improvements, earnings growth and gross profit margin expansion in the second quarter of 2023; pricing activity; commercial execution; industry interactions; recovery in the second half of 2023 and ability to benefit from it; profitability; free cash flow generation; management of costs and operating expenses; go-to-market strategy; customer demand; capital expenditures; second quarter 2023 adjusted EBITDA guidance; and full-year 2023 guidance for adjusted EBITDA, adjusted EPS and free cash flow. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in these forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the continuing economic impact of the coronavirus (COVID-19) and its variants on the global economy, the Company's business, financial results, customers, suppliers, vendors and/or stock price, including the impact of related governmental responses, the efficacy of vaccines and treatments targeting COVID-19 and/or its variants; the general impact of the ongoing conflict between Russia and Ukraine on economic activity, including financial market instability and disruption of global supply chains, and on the Company's customers, employees, suppliers, vendors and other stakeholders; inflation and fluctuations in foreign exchange rates; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions, except per share amounts)	2023	2022
Net sales	$574.4	$680.2
Cost of sales	346.6	417.2
Gross profit	227.8	263.0
Operating expenses:
Selling, technical, general and administrative	148.9	153.4
Research and development	12.5	14.1
Total operating expenses	161.4	167.5
Operating profit	66.4	95.5
Other (expense) income:
Interest expense, net	(11.7)	(14.1)
Foreign exchange gain (loss)	4.9	(0.7)
Other income (expense), net	0.3	(4.3)
Total other expense	(6.5)	(19.1)
Income before income taxes and non-controlling interests	59.9	76.4
Income tax expense	(16.9)	(20.0)
Net income	43.0	56.4
Net income attributable to non-controlling interests	(0.1)	(0.3)
Net income attributable to common stockholders	$42.9	$56.1

Earnings per share
Basic	$0.18	$0.23
Diluted	$0.18	$0.23

Weighted average common shares outstanding
Basic	241.1	247.3
Diluted	241.8	249.2

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(dollars in millions)	2023	2022
Assets
Cash & cash equivalents	$279.0	$265.6
Accounts receivable, net of allowance for doubtful accounts of $15.1 and $14.4 at March 31, 2023 and December 31, 2022, respectively	461.3	455.8
Inventories	322.0	290.7
Prepaid expenses	39.6	38.5
Other current assets	132.3	138.1
Total current assets	1,234.2	1,188.7
Property, plant and equipment, net	277.6	277.2
Goodwill	2,425.3	2,412.8
Intangible assets, net	780.9	805.5
Deferred income tax assets	56.4	51.5
Other assets	152.1	168.0
Total assets	$4,926.5	$4,903.7
Liabilities and stockholders' equity
Accounts payable	$151.2	$132.2
Current installments of long-term debt	11.5	11.5
Accrued expenses and other current liabilities	179.9	200.7
Total current liabilities	342.6	344.4
Debt	1,882.1	1,883.8
Pension and post-retirement benefits	36.2	36.7
Deferred income tax liabilities	120.0	121.2
Other liabilities	174.3	168.5
Total liabilities	2,555.2	2,554.6
Stockholders' equity
Common stock: 400.0 shares authorized (2023: 266.0 shares issued; 2022: 265.1 shares issued)	2.7	2.7
Additional paid-in capital	4,190.7	4,185.9
Treasury stock (2023: 24.6 shares; 2022: 24.3 shares)	(341.5)	(334.2)
Accumulated deficit	(1,200.4)	(1,223.8)
Accumulated other comprehensive loss	(296.8)	(298.1)
Total stockholders' equity	2,354.7	2,332.5
Non-controlling interests	16.6	16.6
Total equity	2,371.3	2,349.1
Total liabilities and stockholders' equity	$4,926.5	$4,903.7

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions)	2023	2022
Cash flows from operating activities:
Net income	$43.0	$56.4
Reconciliation of net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization	39.1	41.6
Deferred income taxes	(0.4)	2.5
Foreign exchange gain	(7.3)	(0.1)
Incentive stock compensation	4.4	5.2
Other, net	2.2	4.3
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2.6)	(49.6)
Inventories	(29.1)	(47.5)
Accounts payable	18.6	41.2
Accrued expenses	(22.3)	(49.6)
Prepaid expenses and other current assets	2.7	(10.5)
Other assets and liabilities	5.2	0.5
Net cash flows provided by (used in) operating activities	53.5	(5.6)
Cash flows from investing activities:
Capital expenditures	(9.1)	(9.5)
Proceeds from disposal of property, plant and equipment	0.5	—
Acquisition of business, net of cash acquired	—	(22.6)
Other, net	(3.0)	(5.0)
Net cash flows used in investing activities	(11.6)	(37.1)
Cash flows from financing activities:
Repayments of borrowings	(2.9)	(3.1)
Repurchases of common stock	—	(18.3)
Dividends	(19.4)	(19.9)
Other, net	(7.2)	(25.8)
Net cash flows used in financing activities	(29.5)	(67.1)
Effect of exchange rate changes on cash and cash equivalents	1.0	(1.5)
Net increase (decrease) in cash and cash equivalents	13.4	(111.3)
Cash and cash equivalents at beginning of period	265.6	330.1
Cash and cash equivalents at end of period	$279.0	$218.8

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SEGMENT RESULTS (1)
	Three Months Ended March 31,
(dollars in millions)	2023	2022	Reported	Constant Currency	Organic
Net sales
Electronics	$339.6	$441.6	(23)%	(19)%	(11)%
Industrial & Specialty	234.8	238.6	(2)%	3%	2%
Total	$574.4	$680.2	(16)%	(11)%	(7)%

Adjusted EBITDA
Electronics	$72.7	$100.9	(28)%	(23)%
Industrial & Specialty	39.6	43.9	(10)%	(5)%
Total	$112.3	$144.8	(22)%	(18)%

	Three Months Ended March 31,			Constant Currency
	2023	2022	Change	2023	Change
Adjusted EBITDA Margin
Electronics	21.4%	22.8%	(140)bps	21.7%	(110)bps
Industrial & Specialty	16.9%	18.4%	(150)bps	17.1%	(130)bps
Total	19.5%	21.3%	(180)bps	19.8%	(150)bps
(1)     Reflects the transfer in the first quarter of 2023 of the operational responsibility of the Company's Films business from its Graphics Solutions business within its Industrial & Specialty segment to its Circuitry Solutions business in its Electronics segment and the transfer of certain product lines between its Assembly Solutions business and its Semiconductor Solutions business, both of which are part of its Electronics segment. Historical information has been reclassified to reflect these changes for all periods presented.

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	March 31, 2023
Instrument
Term Loans	(1)	1/31/2026	SOFR plus 2.00%	$1,111.2
Total First Lien Debt				1,111.2
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				1,911.2
Cash Balance				279.0
Net Debt				$1,632.2
Adjusted Shares Outstanding	(2)			243.9
Market Capitalization	(3)			$4,709.7
Total Capitalization				$6,341.9
(1) Element Solutions swapped its floating term loan rate to a fixed rate for all of its outstanding term loans through the use of interest rate swaps and cross-currency swaps which mature in January 2024, January 2025 or January 2026, as applicable. At March 31, 2023, approximately 100% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at March 31, 2023 and 2022" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.
(3) Based on the closing price of the shares of Element Solutions of $19.31 at March 31, 2023.

III. SELECTED FINANCIAL DATA
	Three Months Ended March 31,
(dollars in millions)	2023	2022
Interest expense	$13.3	$14.5
Interest paid	$21.3	$20.5
Income tax expense	$16.9	$20.0
Income taxes paid	$12.7	$10.6
Capital expenditures	$9.1	$9.5
Proceeds from disposal of property, plant and equipment	$0.5	$—

Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, net debt to adjusted EBITDA ratio, organic net sales growth, second quarter 2023 guidance for adjusted EBITDA and full year 2023 guidance for adjusted EBITDA, adjusted EPS and free cash flow. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides second quarter 2023 guidance for adjusted EBITDA and full year 2023 guidance for adjusted EBITDA, adjusted EPS and free cash flow on a non-GAAP basis. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three months ended March 31, 2023:

	Three Months Ended March 31, 2023
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(23)%	4%	(19)%	8%	—%	(11)%
Industrial & Specialty	(2)%	5%	3%	—%	(1)%	2%
Total	(16)%	4%	(11)%	5%	0%	(7)%
NOTE: Totals may not sum due to rounding.
For the three months ended March 31, 2023, Electronics' consolidated results were negatively impacted by $35.2 million of pass-through metals pricing and Industrial & Specialty's consolidated results were positively impacted by $1.6 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% for the three months ended March 31, 2023 and 2022, respectively, as described in footnote (7) under the reconciliation table below.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended March 31,
(dollars in millions, except per share amounts)		2023	2022
Net income attributable to common stockholders		$42.9	$56.1
Reversal of amortization expense	(1)	29.6	31.0
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.4	0.6
Inventory step-up	(1)	—	0.5
Restructuring expense	(2)	2.3	1.9
Acquisition and integration expense	(3)	3.9	2.9
Foreign exchange (gain) loss on intercompany loans	(4)	(5.6)	1.6
Adjustment of stock compensation previously not probable	(5)	—	1.3
Other, net	(6)	1.0	4.5
Tax effect of pre-tax non-GAAP adjustments	(7)	(6.3)	(8.9)
Adjustment to estimated effective tax rate	(7)	4.9	4.8
Adjusted net income attributable to common stockholders		$73.1	$96.3

Adjusted earnings per share	(8)	$0.30	$0.38

Adjusted common shares outstanding	(8)	243.9	250.3
(1) The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4) The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5) The Company adjusts for costs relating to certain stretch target performance-based restricted stock units granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a meaningful comparison of its performance between periods.
(6) The Company's adjustments are primarily comprised of certain professional consulting fees and unrealized gains/losses on metals derivative contracts. The Company adjusts for professional consulting fees because it believes they are not reflective of ongoing operations. The Company adjusts for unrealized gains/losses on metals derivative contracts to provide a meaningful comparison of its performance between periods.
(7) The Company adjusts its effective tax rate to 20% for the three months ended March 31, 2023 and 2022, respectively. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% to pre-tax non-GAAP adjustments for the three months ended March 31, 2023 and 2022, respectively. These effective tax rate adjustments are made because they provide a meaningful comparison of its performance between periods.
(8) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of its results of operations on a per share basis. See the table below for further information:

Adjusted Common Shares Outstanding at March 31, 2023 and 2022
The following table shows the Company's adjusted common shares outstanding at each period presented:

	March 31,
(amounts in millions)	2023	2022
Basic common shares outstanding	241.4	247.9
Number of shares issuable upon vesting of granted Equity Awards	2.5	2.4
Adjusted common shares outstanding	243.9	250.3
EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended March 31,
(dollars in millions)		2023	2022
Net income attributable to common stockholders		$42.9	$56.1
Add (subtract):
Net income attributable to non-controlling interests		0.1	0.3
Income tax expense		16.9	20.0
Interest expense, net		11.7	14.1
Depreciation expense		9.5	10.6
Amortization expense		29.6	31.0
EBITDA		110.7	132.1
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	—	0.5
Restructuring expense	(2)	2.3	1.9
Acquisition and integration expense	(3)	3.9	2.9
Foreign exchange (gain) loss on intercompany loans	(4)	(5.6)	1.6
Adjustment of stock compensation previously not probable	(5)	—	1.3
Other, net	(6)	1.0	4.5
Adjusted EBITDA		$112.3	$144.8
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $17.6 million at March 31, 2023, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 3.3x on a trailing twelve month basis:

	2023	2022			Trailing Twelve Months
(dollars in millions)	QTD	Q2	Q3	Q4
Net income attributable to common stockholders	$42.9	$65.2	$53.2	$12.7	$174.0
Add (subtract):
Net income attributable to non-controlling interests	0.1	0.2	0.1	0.2	0.6
Income from discontinued operations, net of tax	—	(1.8)	—	—	(1.8)
Income tax expense	16.9	23.9	16.5	25.4	82.7
Interest expense, net	11.7	13.2	12.3	11.6	48.8
Depreciation expense	9.5	10.3	10.6	10.1	40.5
Amortization expense	29.6	30.3	29.2	29.2	118.3
EBITDA	110.7	141.3	121.9	89.2	463.1
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	2.3	1.3	2.9	3.4	9.9
Acquisition and integration expense	3.9	1.1	2.2	4.4	11.6
Foreign exchange (gain) loss on intercompany loans	(5.6)	(0.9)	2.5	4.6	0.6
Other, net	1.0	(2.4)	4.0	6.3	8.9
Adjusted EBITDA	$112.3	$140.4	$133.5	$107.9	$494.1

Net debt					$1,632.2

Net debt to adjusted EBITDA ratio					3.3x
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flow:"

	Three Months Ended March 31,
(dollars in millions)	2023	2022
Cash flows from operating activities	$53.5	$(5.6)
Capital expenditures	(9.1)	(9.5)
Proceeds from disposal of property, plant and equipment	0.5	—
Free cash flow	$44.9	$(15.1)

Investor Relations Contact:
Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-203-952-0369

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845